Exhibit 99.1

Fox Factory Holding Corp. Announces Fiscal First Quarter 2020 Financial Results
Achieves Record First Quarter Sales of $184.4 Million
Reports Earnings per Diluted Share of $0.21 and
Adjusted Earnings per Diluted Share of $0.52
BRASELTON, Georgia, May 6, 2020 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the first quarter ended April 3, 2020.
First Quarter Fiscal 2020 Highlights
•Sales increased 14.0% to $184.4 million, compared to $161.7 million in the same period last fiscal year
•Gross margin decreased 90 basis points to 30.7%, compared to 31.6% in the same period last fiscal year; Non-GAAP adjusted gross margin decreased 80 basis points compared to the same period last fiscal year
•Net income attributable to FOX stockholders was $8.3 million, or 4.5% of sales and $0.21 of earnings per diluted share, compared to $18.1 million, or 11.3% of sales and $0.46 of earnings per diluted share in the same period last fiscal year
•Non-GAAP adjusted net income was $20.5 million, or $0.52 of adjusted earnings per diluted share, compared to $21.6 million, or $0.55 of adjusted earnings per diluted share in the same period last fiscal year
•Adjusted EBITDA was $31.3 million, or 17.0% of sales, compared to $30.1 million, or 18.6% of sales in the same period last fiscal year
“In an unprecedented operating environment, our global team has done a tremendous job to come together and support the needs of our customers,” commented Mike Dennison, FOX’s Chief Executive Officer. “The health and safety of our employees remains our number one priority, and we believe we are well positioned with our diversified business model to manage through these challenging times and emerge stronger. The resilience of our people, the power of the FOX brand and our performance-defining ride dynamics products combined with the strength of our valued OEM partners will continue to provide competitive advantages in the market as we move forward.”
Sales for the first quarter of fiscal 2020 were $184.4 million, an increase of 14.0% as compared to sales of $161.7 million in the first quarter of fiscal 2019. This increase in sales reflects a 24.6% increase in Powered Vehicles Group sales and a 1.8% decrease in Specialty Sports Group sales. The increase in Powered Vehicles Group products is primarily due to the Ridetech and SCA acquisitions, and the continued success of its broad product lineup. The decrease in Specialty Sports Group products is due to a shift in timing of OEM orders.
Gross margin was 30.7% for the first quarter of fiscal 2020, a 90 basis point decrease from gross margin of 31.6% in the first quarter of fiscal 2019. Non-GAAP adjusted gross margin decreased 80 basis points to 30.9% from the same prior fiscal year period. The decrease in gross margin was primarily due to approximately $1.8 million of factory costs incurred during mandated closures in response to COVID-19 that are not added back to adjusted gross margin. A reconciliation of gross profit to non-GAAP adjusted gross profit and the resulting non-GAAP adjusted gross margin is provided at the end of this press release.

Total operating expenses were $45.0 million for the first quarter of fiscal 2020 compared to $29.2 million in the first quarter of fiscal 2019. The increase in operating expenses is primarily due to acquisition-related costs associated with SCA of $10.9 million, as well as the inclusion of SCA's operating costs and amortization expense. The Company’s expenses for the first quarter of fiscal 2020 also include operating costs related to Ridetech which was acquired in the second quarter of fiscal 2019, as well as increases in line with business growth. These increases were partially offset by lower patent litigation related costs.
As a percentage of sales, operating expenses were 24.4% for the first quarter of fiscal 2020, compared to 18.1% in the first quarter of fiscal 2019. Non-GAAP operating expenses were $30.9 million, or 16.7% of sales in the first quarter of fiscal 2020, compared to $25.5 million, or 15.7% of sales in the first quarter of the prior fiscal year. Reconciliations of operating expense to non-GAAP operating expense are provided at the end of this press release.
The Company’s effective tax rate was 9.5% in the first quarter of fiscal 2020, compared to an effective tax rate of 12.4% in the first quarter of fiscal 2019.
Net income attributable to FOX stockholders in the first quarter of fiscal 2020 was $8.3 million, compared to $18.1 million in the first quarter of the prior fiscal year. Earnings per diluted share for the first quarter of fiscal 2020 was $0.21, compared to earnings per diluted share of $0.46 for the first quarter of fiscal 2019.
Non-GAAP adjusted net income was $20.5 million, or $0.52 of adjusted earnings per diluted share, compared to adjusted net income of $21.6 million, or $0.55 of adjusted earnings per diluted share in the same period of the prior fiscal year. Reconciliations of net income attributable to FOX stockholders as compared to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per diluted share are provided at the end of this press release.
Adjusted EBITDA in the first quarter of fiscal 2020 was $31.3 million, compared to $30.1 million in the first quarter of fiscal 2019. Adjusted EBITDA margin in the first quarter of fiscal 2020 was 17.0%, compared to 18.6% in the first quarter of fiscal 2019. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.
Balance Sheet Highlights
As of April 3, 2020, the Company had cash and cash equivalents of $76.2 million compared to $43.7 million as of January 3, 2020. Inventory was $156.6 million as of April 3, 2020, compared to $128.5 million as of January 3, 2020. As of April 3, 2020, accounts receivable and accounts payable were $85.7 million and $88.6 million, respectively, compared to $91.6 million and $55.1 million, respectively, as of January 3, 2020. The changes in accounts receivable, inventory and accounts payable reflect the SCA acquisition and the impacts of the COVID-19 pandemic on the Company's shipment, collection and payment cycles. Prepaids and other current assets increased to $75.8 million as of April 3, 2020, compared to $17.9 million as of January 3, 2020, primarily due to SCA-related items including vehicle chassis deposits and contingent retention incentives held in escrow.
Property, plant and equipment, net was $127.6 million as of April 3, 2020, compared to $108.4 million as of January 3, 2020 reflecting capital expenditures of $12.8 million as well as the acquisition of SCA.
Total debt was $479.2 million, compared to $68.0 million as of January 3, 2020. The increase is primarily due to the acquisition of SCA in the quarter, as well as additional draws on the Company's line of credit to increase cash on hand.

Fiscal 2020 Guidance
The Company previously issued its fiscal year 2020 guidance on March 3, 2020. However, due to the rapidly evolving market conditions domestically and internationally in response to the continued spread of COVID-19, full fiscal year 2020 guidance remains suspended as previously reported on April 9, 2020 and the Company does not intend to provide quarterly guidance until further notice. The Company continues to expect to maintain compliance with its amended and restated credit facility.
Conference Call & Webcast
The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 425-9470, and international listeners may dial (201) 389-0878; the conference ID is 13702378. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. The Company is a direct supplier to leading powered vehicle original equipment manufacturers ("OEMs"). Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted gross margin,” “non-GAAP operating expense,” “non-GAAP adjusted net income,” “non-GAAP adjusted earnings per diluted share,” “adjusted EBITDA,” and “adjusted EBITDA margin,” all of which are non-GAAP financial measures. FOX defines non-GAAP adjusted gross margin as gross profit margin adjusted for certain strategic transformation costs and the amortization of acquired inventory valuation markup. FOX defines non-GAAP operating expense as operating expense adjusted for amortization of purchased intangibles, patent litigation-related expenses, acquisition and integration-related expenses, strategic transformation costs and costs related to tax restructuring initiatives. FOX defines non-GAAP adjusted net income as net income attributable to FOX Stockholders adjusted for amortization of purchased intangibles, patent litigation-related expenses, acquisition and integration-related expenses, strategic transformation costs, and costs related to tax restructuring initiatives, all net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, patent litigation-related expenses, acquisition and integration-related expenses, strategic transformation costs, and costs related to tax restructuring initiatives that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP operating expense, non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP operating expense, non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of	As of
	April 3,	January 3
	2020	2020

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$76,182	$43,736
Accounts receivable (net of allowances of $1,205 and $810 at April 3, 2020 and January 3, 2020, respectively)	85,652	91,632
Inventory	156,553	128,505
Prepaids and other current assets	75,799	17,940
Total current assets	394,186	281,813
Property, plant and equipment, net	127,633	108,379
Lease right-of-use assets	20,632	17,472
Deferred tax assets	15,161	25,725
Goodwill	285,723	93,527
Intangibles, net	219,906	81,949
Other assets	5,458	451
Total assets	$1,068,699	$609,316
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$88,613	$55,144
Accrued expenses	40,285	35,744
Reserve for uncertain tax positions	957	925
Current portion of long-term debt	8,818	—
Total current liabilities	138,673	91,813
Line of credit	85,000	68,000
Long-term debt, less current portion	385,404	—
Other liabilities	13,709	11,584
Total liabilities	622,786	171,397
Redeemable non-controlling interest	16,207	15,719
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of April 3, 2020 and January 3, 2020	—	—
Common stock, $0.001 par value — 90,000 authorized; 39,493 shares issued and 38,603 outstanding as of April 3, 2020; 39,448 shares issued and 38,559 outstanding as of January 3, 2020	39	39
Additional paid-in capital	123,470	123,274
Treasury stock, at cost; 890 common shares as of April 3, 2020 and January 3, 2020	(13,754)	(13,754)
Accumulated other comprehensive (loss) income	(790)	150
Retained earnings	320,741	312,491
Total stockholders’ equity	429,706	422,200
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,068,699	$609,316

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	For the three months ended
	April 3,	March 29,
	2020	2019
Sales	$184,361	$161,700
Cost of sales	127,746	110,643
Gross profit	56,615	51,057
Operating expenses:
Sales and marketing	12,063	9,262
Research and development	8,029	7,303
General and administrative	22,413	11,180
Amortization of purchased intangibles	2,543	1,493
Total operating expenses	45,048	29,238
Income from operations	11,567	21,819
Other expense, net:
Interest expense	1,847	829
Other expense (income)	62	(13)
Other expense, net	1,909	816
Income before income taxes	9,658	21,003
Provision for income taxes	920	2,601
Net income	8,738	18,402
Less: net income attributable to non-controlling interest	488	299
Net income attributable to FOX stockholders	$8,250	$18,103
Earnings per share:
Basic	$0.21	$0.48
Diluted	$0.21	$0.46
Weighted average shares used to compute earnings per share:
Basic	38,571	38,041
Diluted	39,151	39,097

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)
The following table provides a reconciliation of net income attributable to FOX stockholders, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income (a non-GAAP measure), and the calculation of non-GAAP adjusted earnings per share (a non-GAAP measure) for the three months ended April 3, 2020 and March 29, 2019. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended
	April 3,	March 29,
	2020	2019
Net income attributable to FOX stockholders	$8,250	$18,103
Amortization of purchased intangibles	2,543	1,493
Patent litigation-related expenses	436	2,043
Other acquisition and integration-related expenses (1)	10,952	110
Strategic transformation costs (2)	601	230
Tax reform implementation costs	—	132
Tax impacts of reconciling items above (3)	(2,252)	(494)
Non-GAAP adjusted net income	$20,530	$21,617

Non-GAAP adjusted EPS
Basic	$0.53	$0.57
Diluted	$0.52	$0.55

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	38,571	38,041
Diluted	39,151	39,097
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended
	April 3,	March 29,
	2020	2019
Acquisition related costs and expenses	$10,892	$110
Finished goods inventory valuation adjustment	60	—
Other acquisition and integration-related expenses	$10,952	$110
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations. For the three month period ended April 3, 2020, $314 is classified as operating expense, and $287 is classified as cost of sales, respectively. For the three month period ended March 29, 2019, $230 is classified as cost of sales.
(3) Tax impact calculated based on the respective year to date effective tax rate, including the full year impact of non-deductible transaction costs.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)
The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and the calculations of net income margin and adjusted EBITDA margin (a non-GAAP measure) for the three months ended April 3, 2020 and March 29, 2019. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended
	April 3,	March 29,
	2020	2019
Net income	$8,738	$18,402
Provision for income taxes	920	2,601
Depreciation and amortization	5,836	4,006
Non-cash stock-based compensation	1,921	1,729
Patent litigation-related expenses	436	2,043
Other acquisition and integration-related expenses (1)	10,899	110
Strategic transformation costs (2)	601	230
Tax reform implementation costs	—	132
Other expense, net	1,909	816
Adjusted EBITDA	$31,260	$30,069

Net Income Margin	4.7%	11.4%

Adjusted EBITDA Margin	17.0%	18.6%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding $53 in stock-based compensation, and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended
	April 3,	March 29,
	2020	2019
Acquisition related costs and expenses	$10,839	$110
Finished goods inventory valuation adjustment	60	—
Other acquisition and integration-related expenses	$10,899	$110
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations. For the three month period ended April 3, 2020, $314 is classified as operating expense, and $287 is classified as cost of sales, respectively. For the three month period ended March 29, 2019, $230 is classified as cost of sales.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF GROSS MARGIN AND NON-GAAP ADJUSTED GROSS MARGIN
(In thousands)
(Unaudited)
The following table provides a reconciliation of gross profit to non-GAAP adjusted gross profit (a non-GAAP measure) for the three months ended April 3, 2020 and March 29, 2019, and the calculation of gross margin and non-GAAP adjusted gross margin (a non-GAAP measure). These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended
	April 3,	March 29,
	2020	2019
Sales	$184,361	$161,700

Gross Profit	$56,615	$51,057
Strategic transformation costs (1)	287	230
Amortization of acquired inventory valuation markup (2)	60	—
Non-GAAP Adjusted Gross Profit	$56,962	$51,287

Gross Margin	30.7%	31.6%

Non-GAAP Adjusted Gross Margin	30.9%	31.7%
(1) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(2) Represents the impact of the finished goods inventory valuation adjustment recorded in connection with our 2020 acquisition of SCA.

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO NON-GAAP OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF OPERATING EXPENSE AND NON-GAAP OPERATING EXPENSE AS A PERCENTAGE OF SALES
(In thousands)
(Unaudited)
The following tables provide a reconciliation of operating expense to non-GAAP operating expense (a non-GAAP measure) and the calculations of operating expense as a percentage of sales and non-GAAP operating expense as a percentage of sales (a non-GAAP measure), for the three months ended April 3, 2020 and March 29, 2019. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended
	April 3,	March 29,
	2020	2019
Sales	$184,361	$161,700

Operating Expense	$45,048	$29,238
Amortization of purchased intangibles	(2,543)	(1,493)
Patent litigation-related expenses	(436)	(2,043)
Other acquisition and integration-related expenses (1)	(10,892)	(110)
Strategic transformation costs (2)	(314)	—
Tax reform implementation costs	—	(132)
Non-GAAP operating expense	$30,863	$25,460

Operating expense as a percentage of sales	24.4%	18.1%

Non-GAAP operating expense as a percentage of sales	16.7%	15.7%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the impact of the global outbreak of COVID-19 on the Company’s business and operations; the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws including those enacted in the U.S. in December 2017; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to exchange rate fluctuations; the loss of key customers; strategic transformation costs; the outcome of pending litigation; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; product recalls and product liability claims; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Katie Turner
646-277-1228
Katie.Turner@icrinc.com